Exhibit 23.3
Consent of Moss Adams LLP,
Independent Auditors
The Board of Directors
Prime Healthcare Services, Inc.
We hereby consent to the reference to our firm under the caption “Experts” in the Post Effective Amendment No. 1 to the Registration Statement on Form S-3 of Medical Properties Trust, Inc. (No. 333-152301) and to the incorporation by reference of our report dated July 2, 2008, relating to the consolidated balance sheets of Prime Healthcare Services, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for years then ended, which report is incorporated by reference in the Annual Report of Medical Properties Trust, Inc. (Form 10-K) for the year ended December 31, 2008.
/s/ Moss Adams LLP
Irvine, California
May 11, 2009